Exhibit 99.2

STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES OF THE

WEHLU ACQUISITION PROPERTIES

Independent Auditor’s Report

To the Board of Directors, Shareholders of Gastar Exploration Ltd. and Stockholders of Gastar Exploration USA, Inc.:

We have audited the accompanying financial statement which comprises the statement of revenues and direct operating expenses of certain oil and gas properties of Lime Rock Resources II-A, L.P. and Lime Rock Resources II-C, L.P. (the “WEHLU Acquisition Properties”) for the years ended December 31, 2012 and 2011 and the related notes to the financial statement.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of the financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and direct operating expenses of the WEHLU Acquisition Properties for the years ended December 31, 2012 and 2011 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying financial statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in the notes to the financial statement and is not intended to be a complete presentation of the results of operations of the WEHLU Acquisition Properties. Our opinion is not modified with respect to this matter.

/s/ BDO USA, LLP

Dallas, Texas

October 28, 2013

STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES

WEHLU ACQUISITION PROPERTIES

	(Unaudited)
	For the Six Months Ended June 30,		For the Years Ended December 31,
	2013	2012	2012	2011
	(In thousands)
REVENUES:
Natural gas	$1,650	$998	$2,317	$3,244
Condensate and oil	17,920	14,222	29,029	16,774
NGLs	2,584	2,300	4,534	3,776

Total revenues	$22,154	$17,520	$35,880	$23,794

DIRECT OPERATING EXPENSES:
Production taxes	$1,034	$795	$1,609	$892
Lease operating expenses	3,687	3,267	6,043	5,244

Total direct operating expenses	4,721	4,062	7,652	6,136

REVENUES IN EXCESS OF DIRECT OPERATING EXPENSES	$17,433	$13,458	$28,228	$17,658

See accompanying notes to statement of revenues and direct operating expenses.

WEHLU ACQUISITION PROPERTIES

NOTES TO STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES

(1)	Basis of Presentation

The accompanying financial statement presents the revenues and direct operating expenses of the West Edmond Hunton Lime Unit located in Kingfisher, Logan and Oklahoma Counties, Oklahoma oil and natural gas properties (the “WEHLU Acquisition Properties”) to be acquired by Gastar Exploration USA, Inc. (“Gastar USA”), a wholly-owned subsidiary of Gastar Exploration Ltd., pursuant to a Purchase and Sale Agreement dated September 4, 2013 among Lime Rock Resources II-A, L.P. and Lime Rock Resources II-C, L.P, (together, the “Lime Rock Parties”) and Gastar USA, (the “Purchase Agreement”). The acquisition of the WEHLU Acquisition Properties is expected to close on or before November 26, 2013 for a cash purchase price of $187.5 million, subject to, among other customary adjustments, adjustment for an acquisition effective date of August 1, 2013.

The accompanying statement of revenues and direct operating expenses of the WEHLU Acquisition Properties does not include indirect general and administrative expenses, interest expense, depreciation, depletion and amortization, or any provision for income taxes. Gastar USA’s management believes historical expenses of this nature incurred by the Lime Rock Parties associated with the properties are not indicative of the costs to be incurred by Gastar USA.

Revenues in the accompanying statement of revenues and direct operating expenses are recognized based on the WEHLU Acquisition Properties’ share of any given period’s production volumes and revenues received for the period. The direct operating expenses are recognized based on the WEHLU Acquisition Properties’ share of direct costs including production taxes, lifting costs, gathering, well repair and well workover costs. Direct costs do not include general corporate overhead allocated to the WEHLU Acquisition Properties other than standard overhead rates included in lease operating expenses.

Historical financial information reflecting financial position, results of operations, and cash flows of the WEHLU Acquisition Properties is not presented because it would be impractical and costly to obtain since such financial information was not historically prepared by the Lime Rock Parties. Other assets acquired and liabilities assumed were not material. In addition, the WEHLU Acquisition Properties were a part of a larger enterprise prior to the acquisition by Gastar USA, and representative amounts of indirect general and administrative expenses, depreciation, depletion and amortization, interest and other indirect costs were not necessarily allocated to the WEHLU Acquisition Properties acquired, nor would such allocated historical costs be relevant to future operations of the WEHLU Acquisition Properties. Accordingly, the historical statement of revenues and direct operating expenses of the WEHLU Acquisition Properties are not indicative of the financial conditions or results of operations going forward. The historical statement of revenues and direct operating expenses of the Lime Rock Parties’ interest in the WEHLU Acquisition Properties are presented in order to substantially comply with the rules and regulations of the Securities and Exchange Commission (the “SEC”) for businesses acquired.

The statement of revenues and direct operating expenses for the six months ended June 30, 2013 is unaudited and has been derived from the WEHLU Acquisition Properties historical accounting records on the same basis as the audited statement of revenues and direct operating expenses for the years ended December 31, 2012 and 2011.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(2)	Business Combination

Pursuant to the Purchase Agreement, Gastar USA will acquire a 98.3% working interest (80.5% net revenue interest) in certain acres of the West Edmond Hunton Lime Unit located in Kingfisher, Logan and Oklahoma Counties, Oklahoma, for a cash purchase price of $187.5 million, subject to, among other customary adjustments, adjustment for an acquisition effective date of August 1, 2013.

(3)	Subsequent Events

Gastar USA has evaluated subsequent events through October 28, 2013, the date of the accompanying statement of revenue and direct operating expenses was available to be issued. There were no material subsequent events that required recognition or additional disclosure in the accompanying statement of revenue and direct operating expenses.

(4)	Supplemental Financial Information for Natural Gas and Oil Producing Activities (Unaudited)

The following reserve estimates have been prepared by Gastar USA’s reservoir engineer and adjusted backwards to account for production and extensions and discoveries to estimate reserve quantities as of December 31, 2012, 2011 and 2010. The reserve estimates have been prepared in compliance with the SEC rules and accounting standards based on the 12-month unweighted arithmetic average of the first-day-of-the-month prices with appropriate adjustments by property for location, quality, gathering and marketing adjustments.

(a) Reserve Quantity Information

Proved reserves are estimated quantities of natural gas, crude oil and NGLs which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods. Below are the net quantities of total proved reserves and proved developed reserves of the WEHLU Acquisition Properties. An analysis of the change in estimated quantities of reserves, all of which are located within the United States, is presented below.

	Natural Gas (MMcf) (1)	NGLs (MBbl) (2)	Condensate and Oil (MBbl) (2)	MMcfe (1) Equivalents
Change in Proved Reserves
Proved reserves as of December 31, 2010 (3)	9,456	1,399	1,666	27,850
Extensions and discoveries	2,075	299	571	7,292
Production	(800)	(91)	(181)	(2,433)

Proved reserves as of December 31, 2011 (3)	10,731	1,607	2,056	32,709
Extensions and discoveries (4)	5,246	850	5,534	43,543
Production	(933)	(146)	(317)	(3,707)

Proved reserves as of December 31, 2012 (3)	15,044	2,311	7,273	72,545

	Natural Gas (MMcf) (1)	NGLs (MBbl) (2)	Condensate and Oil (MBbl) (2)	MMcfe (1) Equivalents
Proved Developed and Undeveloped Reserves (3)
December 31, 2011
Proved developed reserves	10,731	1,607	2,056	32,709
Proved undeveloped reserves	—	—	—	—

Total	10,731	1,607	2,056	32,709

December 31, 2012
Proved developed reserves	10,205	1,536	2,261	32,990
Proved undeveloped reserves	4,839	775	5,012	39,555

Total	15,044	2,311	7,273	72,545

(1)	Million cubic feet or million cubic feet equivalent, as applicable, where equivalents are determined using the ratio of six cubic feet of natural gas to one barrel of oil, condensate or NGLs
(2)	Thousand barrels
(3)

Independent reserve studies were not prepared for the WEHLU Acquisition properties as of December 31, 2012, 2011 and 2010. The reserve estimates for December 31, 2012 and 2011 were derived based on the reserve estimates prepared internally by Gastar USA computing such December 31, 2012, 2011 and 2010 estimates backwards to account for production and extensions to estimate reserve quantities as of December 31, 2012 and 2011.
(4)	The 2012 increase in extensions and discoveries is the result of the recognition of proved undeveloped reserves related to prior years’ successful drilling program.

(b) Standardized Measure of Discounted Future Net Cash Flows Relating to Oil and Natural Gas Reserves

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves (“Standardized Measure”) is a disclosure requirement under Accounting Standards Codification 932-235. The Standardized Measure does not purport to be, nor should it be interpreted to present, the fair value of the proved oil and natural gas reserves of the WEHLU Acquisition Properties. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, the value of unproved properties and consideration of expected future economic and operating conditions. The estimates of future cash flows and future production and development costs are based on the 12-month unweighted first-day-of-the-month average prices as of December 31, 2012 and 2011 for natural gas, NGLs and condensate and oil, estimated future production of proved reserves and estimated future production and development costs of proved reserves, based on current costs and economic conditions. The estimated future net cash flows are then discounted at a rate of 10%. No deduction has been made for general and administrative expenses, interest expense, depreciation, depletion and amortization or federal or state income taxes.

The Standardized Measure relating to proved natural gas, NGLs and condensate and oil reserves are presented below:

(In thousands)

December 31, 2011:
Future cash inflows	$285,518
Future production costs	(112,377)
Future development costs	(1,700)

Future net cash flows	171,441
10% annual discount for estimated timing of cash flows	(65,531)

Standardized measure of discounted future cash flows	$105,910

December 31, 2012:
Future cash inflows	$788,948
Future production costs	(233,455)
Future development costs	(147,862)

Future net cash flows	407,631
10% annual discount for estimated timing of cash flows	(206,543)

Standardized measure of discounted future cash flows	$201,088

For the years ended December 31, 2012 and 2011 future cash inflows were computed using the 12-month unweighted arithmetic average of the first-day-of-the-month prices for natural gas and oil, adjusted by lease in accordance with sales contracts and for energy content, quality, transportation, compression and gathering fees and regional price differentials. For the period indicated, the following natural gas and oil prices were used in the calculations:

	For the Years Ended December 31,
	2012	2011
Natural gas, per MMBtu
Henry Hub	$2.76	$4.12
Oil, per barrel
WTI spot	$94.71	$96.19

These prices are held constant in accordance with SEC guidelines for the life of the wells included in the reserve report but are adjusted by lease in accordance with sales contracts and for energy content, quality, transportation, compression and gathering fees and regional price differentials.

Changes in Standardized Measure of Discounted Future Net Cash Flows

The principal sources of changes in the standardized measure of future net cash flows are as follows:

United States
(In thousands)

December 31, 2010	$71,443
Extensions and discoveries, less related costs	31,657
Sale of natural gas and oil, net of production costs	(17,658)
Net change in prices and production taxes	20,468

December 31, 2011	$105,910
Extensions and discoveries, less related costs (1)	123,406
Sale of natural gas and oil, net of production costs	(28,228)

December 31, 2012	$201,088

(1)	The 2012 increase in extensions and discoveries is the result of the recognition of proved undeveloped reserves related to prior years’ successful drilling program.

Estimates of economically recoverable oil and natural gas reserves and of future net revenues are based upon a number of variable factors and assumptions, all of which are to some degree speculative and may vary considerably from actual results. Therefore, actual production, revenues, development and operating expenditures may not occur as estimated. The reserve data are estimates only, are subject to many uncertainties and are based on data gained from production histories and on assumptions as to geologic formations, reservoir behavior, equipment condition and other matters. Actual quantities of oil and natural gas produced in the future may differ materially from the amounts estimated.